                                                                      Exhibit 99

                    ASV Announces Record Fiscal 2000 Results
           Net Sales Increase 21% over 1999, 4th Quarter Earnings Rise

         Grand Rapids, MN (March 7, 2001) - ASV, Inc. (NASDAQ: ASVI) today announced record net sales for its recently completed fiscal year 2000. For the year ended December 31, 2000, ASV's net sales increased 21% to $43,859,509, compared with $36,168,415 for 1999. Net income for 2000 totaled $1,450,909, a 3% increase compared with net income for 1999 of $1,412,053. Earnings per share totaled $.15 for 2000 compared with $.14 for 1999.

         For its fourth quarter of 2000, ASV reported net sales of $10,018,787, a 2% increase over fourth quarter 1999 net sales of $9,860,338. Net income for the fourth quarter of 2000 was $214,684, or $.02 per share, compared with net income of $53,513, or $.01 per share, for the fourth quarter of 1999.

         Commenting on the fourth quarter results, ASV President Gary Lemke said "ASV's fourth quarter saw a shift in product mix from previous quarters. The nationwide slowdown in construction equipment spending caused a decrease in unit volume for our model 4810 Posi-Track(TM). However, this unit volume decrease was offset by sales of our RC-30(TM) All Surface Loader product during its first full quarter of production. Even with the limited number of RC-30 dealers on board during the fourth quarter, we were able to sell nearly our entire production. This change in product mix, along with discounts offered on certain models and increased sales of lower margin used equipment, reduced our gross profit margin for the quarter. ASV's operating income for the fourth quarter of 2000 decreased due to increased research and development expenditures made in connection with our alliance with Caterpillar Inc. (NYSE: CAT) to jointly develop and manufacture a new line of Caterpillar rubber track machines. ASV's non-operating income increased during the fourth quarter of 2000 due to reduced line of credit usage and greater interest income. Finally, ASV's income tax expense benefited from a lower than expected effective tax rate, due primarily to increased research & development tax credits."

         Continuing, Lemke states "We are pleased to see record net sales for 2000, a year in which ASV established strategic alliances with Caterpillar and Polaris Industries Inc. (NYSE: PII). With sales of ASV's existing products along with alliance-related sales, we anticipate sales growth to be approximately 40% for 2001. This would bring us well on our way to our sales goal of $100 million for 2002. We believe the decreased gross profit margin experienced in the fourth quarter of 2000 to be a temporary situation. Reduced raw material costs from greater purchase volumes, improved price realization on several models and higher than anticipated margins on the Multi-Terrain Loader components are expected to improve 2001 gross margins over fourth quarter 2000. Accordingly, we anticipate earnings for 2001 will be 20-30% higher than 2000, even as ASV invests approximately $2.5 million in research and development for our Multi-Terrain Loader project with Caterpillar and our own internal projects."

         In October of 2000, ASV announced a strategic alliance with Caterpillar in which the two companies plan to jointly develop and manufacture a revolutionary new product line of Caterpillar rubber track skid steer loaders called Multi-Terrain Loaders. The product line, which is expected to include five new models, will feature Caterpillar's patented skid steer loader technology and ASV's patent-pending Maximum Traction Support System(TM) rubber track undercarriage. The machines will complement existing models in both ASV's and Caterpillar's current product lines. They will be sold through the Caterpillar dealer network. The first two models of Multi-Terrain Loaders are expected to be available to select Caterpillar dealers in the second quarter of 2001.

         In January of 2001, ASV announced the signing of a licensing agreement that allows Polaris to sell an ASV-built, rubber track, all-surface utility loader similar to ASV's new RC-30. The agreement gives Polaris the right to market and sell the utility loader under its own nameplate through its worldwide dealer network. Polaris will purchase the machines, as well as parts and attachments, directly from ASV. The agreement also provides the option at some future point for Polaris to manufacture the machines under a royalty arrangement if volume exceeds ASV's competitive capabilities. ASV anticipates delivering the first machines to Polaris under this agreement later this month.

         Discussing these alliances, ASV's Lemke says, "Our agreements with Caterpillar and Polaris provide a solid future sales base for ASV. We anticipate sales of up to $20 million could be generated from these alliances in 2001."

         ASV will conduct a live webcast at 10 a.m. Central time, Wednesday, March 7th to discuss its results for 2000 and its outlook for 2001. The call will be broadcast over the Internet and can be accessed at www.vcall.com or www.asvi.com. To listen to the call, go to the web site at least 15 minutes before the call to register, download and install any needed audio software. A replay of this call will be available beginning approximately two hours after its conclusion both telephonically and over the Internet. The telephonic replay will be available for a 24-hour period and can be accessed by dialing 800-642-1687 and entering pass code 715432. The Internet replay will be available for 60 days and can be accessed at www.vcall.com or www.asvi.com.

         ASV designs, manufactures and sells all-purpose crawlers and related accessories and attachments. With its patent-pending Maximum Traction and Support System undercarriage, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's primary product, the Posi-Track, traverses nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

         Note: The statements regarding ASV's anticipated future sales and earnings, its plans to jointly develop and manufacture rubber-tracked machines with Caterpillar, including the number of models to be developed, the timing of their planned introduction and ASV's plans to manufacture and sell machines to Polaris, including the timing of their planned introduction, the anticipated revenues from the sale of machines to Polaris and Caterpillar and ASV's overall revenue goals are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these machines are ultimately produced including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, market acceptance of the machines, general market conditions, corporate developments at ASV, Polaris or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Polaris and Caterpillar. Actual results might differ materially from those anticipated in such forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to, its report on Form 10-Q for the nine months ended September 30, 2000.

                Condensed financial statements are as follows:

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

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                   Three Months Ended          Years Ended
                                                      December 31,              December 31,
                                                ------------------------  ------------------------
                                                   2000         1999         2000         1999
                                                -----------   ----------  -----------  -----------
Net sales...................................    $10,018,787   $9,860,338  $43,859,509  $36,168,415
Cost of goods sold..........................      8,380,608    7,673,176   34,794,783   27,739,554
                                                -----------   ----------  -----------  -----------
         Gross profit.......................      1,638,179    2,187,162    9,064,726    8,428,861
Operating expenses:
     Selling, general and
         administrative.....................      1,268,921    1,916,856    6,210,514    5,670,629
     Research and development...............        308,914      118,929      679,233      531,375
                                                -----------   ----------  -----------  -----------
         Operating income...................         60,344      151,377    2,174,979    2,226,857
Other income (expense)
     Interest expense.......................        (37,288)    (117,452)    (266,890)    (306,202)
     Other, net.............................        221,308       49,588      301,500      246,398
                                                -----------   ----------  -----------  -----------
         Income before income taxes.........        244,364       83,513    2,209,589    2,167,053
Provision for income taxes..................         29,680       30,000      758,680      755,000
                                                -----------   ----------  -----------  -----------

     NET EARNINGS...........................    $   214,684   $   53,513  $ 1,450,909  $ 1,412,053
                                                ===========   ==========  ===========  ===========

Net earnings per common share
     Diluted................................    $       .02   $      .01  $       .15  $       .14
                                                ===========   ==========  ===========  ===========

Diluted weighted average shares ............     10,140,852    9,935,817    9,966,661    9,941,616
                                                ===========    =========   ==========   ==========

A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

                         ASSETS

                                                  December 31,  December 31,
                                                      2000          1999
                                                  ------------  ------------
CURRENT ASSETS
    Cash & short-term investments...............   $10,762,143  $ 1,990,880
    Accounts receivable, net....................    10,557,907    8,661,049
    Inventories.................................    28,064,998   32,391,256
    Other current assets........................       965,026      811,076
                                                   -----------  -----------
        Total current assets....................    50,350,074   43,854,261

PROPERTY AND EQUIPMENT, net.....................     4,656,118    4,795,674
                                                   -----------  -----------

        Total assets                               $55,006,192  $48,649,935
                                                   ===========  ===========

      LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Line of credit..............................   $        -   $ 4,080,000
    Current portion of long-term liabilities....        82,090      254,412
    Accounts payable............................     1,822,912    1,775,883
    Accrued expenses............................     1,023,924    1,246,673
    Income taxes payable........................       197,021           -
                                                   -----------  -----------
         Total current liabilities..............     3,125,947    7,356,968

LONG-TERM LIABILITIES, less current portion.....     2,116,898    2,197,046

SHAREHOLDERS' EQUITY............................    49,763,347   39,095,921
                                                   -----------  -----------

Total liabilities & shareholders' equity .......   $55,006,192  $48,649,935
                                                   ===========  ===========

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